AMENDMENT
TO
PARTICIPATION AGREEMENT

This amendment (the "Amendment") is made and entered into as of _______, 2004, by and among
Principal Life Insurance Company, an Iowa corporation (the "Company"), MFS VARIABLE
INSURANCE TRUST, a Massachusetts business trust (the "Trust"), and MASSACHUSETTS
FINANCIAL SERVICES COMPANY, a Delaware corporation ("MFS") (Trust, MFS, and Company collectively, the "Parties") in order to modify that certain Participation Agreement entered into by the
Parties as of March 26, 2002 (the "Agreement").

The Parties agree to amend the Agreement as follows:

1.	Schedule A of the Agreement is hereby amended to include the new Principal Variable Universal
Life Income, and the Principal Investment Plus Variable Annuity products.

2.	Except as modified hereby, all other terms and conditions of the Agreement shall remain in full force and effect.

Acknowledged and agreed by:

SCHEDULE A

SEPARATE ACCOUNTS AND ASSOCIATED CONTRACTS
(as of the date of this Amendment to the Participation Agreement)

Principal Life Insurance Company		Principal Li fe Insurance Company
Separate Account B		Variable Life Separate Account

(1) PrinFlex Life Variable
(1)	The Principal Variable Annuity	Life Insurance

(2)	Principal Freedom Variable Annuity	(2) Survivorship Variable
Universal Lifc Insurance
(3)	Principal Investment Plus Variable Annuity
(3) Flexible Variable Life Insurance

(4) Principal Variable Universal Life
Accumulator

(5) Executive Variable Universal
Life Accumulator

(6) Benefit Variable Universal
Life Accumulator

(7) Principal Variable Universal Life
Accumulator II

(8) Principal Variable Universal Life
Income